Chisholm
Bierwolf
&
Nilson, LLC Certified Public Accountants

Todd D. Chisholm, Audit Partner
Nephi J. Bierwolf, Tax Partner
Troy F. Nilson, Audit Partner

533 West 2600 South, Suite 25 • Bountiful, Utah 84010 • Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbncpa.com

October 8, 2008

Securities and Exchange Commission
Washington, DC 20549

Re: China Bio-Immunity Corporation

Gentlemen:

We have read Item 4.01 "*CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS*" contained in China Bio-Immunity Corporation's Form 8-K dated October 3, 2008, and are in agreement with the statements contained therein as they relate to our firm.

Very truly yours,

Chisholm, Bierwolf & Nilson LLC

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah